Exhibit 99.1

VAALCO ENERGY, INC. ANNOUNCES

FOURTH QUARTER AND FULL YEAR 2018 RESULTS

REPORTS  $10.5 MILLION, OR $0.17 PER DILUTED SHARE, IN INCOME FROM CONTINUING OPERATIONS FOR THE FOURTH QUARTER OF 2018

HOUSTON –March 6, 2019 –VAALCO Energy, Inc. (NYSE: EGY) today reported operational and financial results for the fourth quarter and full year of 2018.

Highlights and Recent Key Items:

•	Established a long-term time horizon for continued growth in Gabon by extending the Etame Marin Production Sharing Contract (“PSC”) for up to 20 more years;
•

Produced 3,751 barrels of oil per day (“BOPD”) net and sold 1.4 million barrels of oil (“MMBO”) net in full year 2018; in the fourth quarter of 2018, production totaled 3,717 BOPD while sales totaled 0.4 MMBO;

•	Reported income from continuing operations of $10.5 million ($0.17 per diluted share) for the fourth quarter of 2018 and $98.7 million ($1.63 per diluted share) for the full year of 2018;
•	Grew Adjusted EBITDAX to $16.9 million in the fourth quarter of 2018 and $56.2 million for the full year of 2018;
•

Increased year-end proved reserves 76% to 5.4 MMBO with 270% production replacement, while the present value discounted at 10% (“PV-10”) of those reserves grew to $80.1 million; increased the year-end proved and probable (“2P”) reserves to 9.7 MMBO, and their PV-10 to $131.9 million;

•	Reported $29.7 million in Working Capital from Continuing Operations.

For the fourth quarter of 2018, VAALCO reported income from continuing operations of $10.5 million, or $0.17 per diluted share.  This included the impact from approximately $5.6 million, or $0.09 per diluted share for non-cash mark-to-market gains related to the Company’s crude oil swaps and primarily non-cash gains for employee SARs of approximately $1.5 million, or $0.02 per diluted share.  In the same period in 2017, the Company reported income from continuing operations of $3.5 million, or  $0.06 per diluted share, and in the third quarter of 2018 reported income from continuing operations of $78.6 million, or $1.28 per diluted share.  The average realized price for crude oil in the fourth quarter of 2018 was $64.52 per barrel, an increase of 8% from  $59.89 per barrel in the fourth quarter of 2017.  In the third quarter of 2018, the average realized price for crude oil was $75.40 per barrel.

Adjusted income from continuing operations for the fourth quarter of 2018 totaled $19.8 million, or $0.32 per diluted share, after adding back $9.3 million in non-cash deferred income tax expense.  In the same period in 2017, adjusted income from operations was $2.3 million, or $0.04 per diluted share, and in the third quarter of 2018 was $9.1 million, or $0.15 per diluted share.   Adjusted EBITDAX totaled $16.9 million in the fourth quarter of 2018 compared with $3.9 million in the same period of 2017, and $16.0 million in the third quarter of 2018.

Adjusted EBITDAX, Adjusted Income from Continuing Operations and Working Capital from Continuing Operations are Non-GAAP financial measures and are described and reconciled to the closest GAAP measure in the attached table under “Non-GAAP Financial Measures.” See “Supplemental Non-GAAP Financial Measures” below regarding 2P reserves and PV-10.

Cary Bounds, VAALCO’s Chief Executive Officer commented: “In 2018 we successfully secured and strengthened the future for VAALCO by signing the Gabon PSC extension, paying off all debt, substantially increasing reserves and generating significant Adjusted EBITDAX. Operationally we continue to deliver consistent and predictable production from our premier Etame asset, which has enabled us to generate sufficient cash in 2018 to pay off all of our debt and help fund our 2019 development drilling program. Our 2018 year-end reserve report had substantial increases in proved, probable and PV-10 value as a result of solid production performance, the license extension and improved pricing.”

Bounds continued, “In 2019 we plan to drill up to three development wells and two appraisal wellbores funded from cash on hand and cash generated from operations.  We are excited about the significant long-term opportunities at Etame, and we will look to repeat similar drilling programs multiple times and continue adding reserves and production for many years to come.  We are poised financially and operationally to deliver profitable growth and add meaningful value for our shareholders.”

Gabon

PSC Extension.  On September 25, 2018, VAALCO together with the other joint owners in the Etame Main block (“the Consortium”) received an implementing Presidential Decree from the government of Gabon authorizing the PSC Extension.

The PSC Extension extends the period for the three Exclusive Exploitation Authorizations for a period of ten years from September 17, 2018, the effective date of the PSC Extension.  Prior to the PSC Extension, the exploitation periods for the three exploitation areas in the Etame Marin block would begin expiring in June 2021.  The PSC Extension also grants the Consortium the right for two additional extension periods of five years each.  The PSC Extension further allows the Consortium to explore the potential for resources in the exploitation area as defined in the PSC Extension.

2019 Development Drilling Program.  VAALCO and its joint owners are moving forward with executing a development drilling program in 2019. The Company is already in discussions to secure a rig to drill up to three development wells and two appraisal wellbores beginning in the second half of 2019 and finishing in the first quarter of 2020. The Company believes that there is significant reserve upside associated with the two appraisal wellbores as they may confirm 2.8 to 5.6 MMBO of resources that could be converted into 2P reserves at year end 2019. The Company is forecasting that the 2019 drilling program will be funded by cash on hand and cash generated from operations. The current estimated net capital expenditure associated with this drilling program is $25 million to $30 million.

Equatorial Guinea

VAALCO has a 31% working interest in an undeveloped portion of a block offshore Equatorial Guinea that it acquired in 2012 (the “Block P interest”). For a number of years, the Block P interest was in suspension; however, in September 2018, the Ministry of Mines and Hydrocarbons (“EG MMH”) lifted the suspension.  The Company is awaiting the EG MMH to approve VAALCO’s appointment as technical operator for Block P.  Compania Nacional de Petroleos de Guinea Equatorial (“GEPetrol”) will act as the administrative operator.  Under the terms of lifting of the suspension, by March 28, 2019 a new joint owner must assume GEPetrol’s working interest obligations. If the joint owner is approved, VAALCO intends to seek a partner on a promoted basis that will cover all or substantially all of the cost to drill an exploratory well required by the agreement.  While there is no monetary penalty for failing to meet the terms of the lifting of the suspension, VAALCO would lose its interest in the license, and the associated costs would become impaired.  As of December 31, 2018, the Company had $10 million recorded for the book value of the undeveloped leasehold costs associated with the Block P license.  VAALCO and its joint venture owners are evaluating the timing and budgeting for development and exploration activities under a development and production area in the block, including the approval of a development and production plan.  The production sharing contract covering this development and production area provides for a development and production period of 25 years from the date of approval of a development and production plan.

Discontinued Operations – Angola

The loss of $0.1 million from discontinued operations for fourth quarter 2018 and $0.1 million in the fourth quarter of 2017 was primarily related to ongoing administration costs.  VAALCO continues to negotiate with representatives of Sonangol E&P to resolve the liability associated with the exit from the Block 5 exploration area.

2018 Fourth Quarter Results

In the fourth quarter of 2018, production totaled 3,717 BOPD compared with 3,957 BOPD in the fourth quarter of 2017 and 4,120 BOPD in the third quarter of 2018. The fourth quarter of 2018 was impacted primarily by a two-day field wide shutdown for normal maintenance that temporarily reduced production in the quarter by approximately 200 BOPD. Total oil and natural gas sales for the fourth quarter of 2018 were $27.6 million, compared to $17.2 million for the same period in 2017, and $25.3 million in the third quarter of 2018. During the fourth quarter of 2018, VAALCO sold approximately 401,000 net barrels of oil at an average price of $64.52 per barrel, compared to 280,000 net barrels at an average price of $59.89 per barrel in the fourth quarter of 2017.  In the fourth quarter of 2018, VAALCO had multiple liftings from its FPSO in December driving the increase in the barrels sold.

Costs and Expenses

Total production expense, excluding workovers, was $9.6 million, or $23.84 per barrel of oil of sales, in the fourth quarter of 2018, compared to $8.2 million, or $29.12 per barrel of oil of sales, in the fourth quarter of 2017,  and  $7.5 million, or $22.93 per barrel of oil of sales in the third quarter of 2018.  Workover costs totaled $(0.4) million, $3.4 million and $(0.1) million in the quarters ended December 31, 2018, December 31, 2017 and September 30, 2018, respectively.

Depreciation, depletion and amortization (DD&A) expense was $2.3 million, or $5.75 per barrel of oil of sales in the three months ended December 31, 2018 compared to $0.9  million, or $3.28 per barrel of oil in the comparable period in 2017, and $1.1 million, or $3.43 per barrel of oil in the third quarter of 2018.  The year over year increase in DD&A per barrel of oil reflects an increase in depletable costs associated with the PSC extension offset by a favorable impact of the upward revisions to reserves at December 31, 2018.

General and administrative (G&A) expense, excluding non-cash compensation, was $2.5 million, or $6.23 per barrel of oil,  in the fourth quarter of 2018 as compared to $1.5 million, or $5.36 per barrel of oil in the fourth quarter 2017 and $1.8 million, or $5.47 per barrel of oil in the third quarter of 2018. G&A includes $ (1.5) million, $0.2 million, and $1.0 million of non-cash stock-based compensation expense for the quarters ended December 31, 2018,  December 31, 2017 and September 30, 2018, respectively.     Stock-based compensation expense related to SARs was $(1.5) million during the three months ended December 31, 2018 as compared to $15 thousand in the comparable 2017 period and $0.8 million in the third quarter of 2018.

Income tax expense for the fourth quarters of 2018 and 2017 was $11.3 million and  $1.3 million respectively, and $(62.2) million benefit in the third quarter of 2018.  Income tax expense (benefit) for the fourth quarter of 2018 includes a  $9.3 million non-cash deferred tax expense.  The $62.2 million benefit for the third quarter of 2018 includes a $66.2 million non-cash deferred tax benefit primarily related to the recognition of deferred tax assets and the reversal of valuation allowances on other deferred tax assets.  As a result of the PSC Extension, the continuing higher oil prices and the production from planned drilling in 2019, the ability to realize tax benefits has improved significantly resulting in the recognition of the deferred tax benefit in the third quarter of 2018.  As a result of the 2017 tax legislation enacted in the U.S., the fourth quarter of 2017 included a $1.3 million non-cash deferred tax benefit related to VAALCO’s AMT credit carryforwards.    In addition to the deferred taxes, the Company had a current tax provision of $2.0 million and $2.6 million during the fourth quarters of 2018 and 2017,  and $4.0 million during the third quarter of 2018.  The current tax provision for the fourth quarter of 2018 includes $(0.3) million for AMT credits as well as the benefit of the higher cost recovery in Gabon as a result of the PSC Extension.  Offsetting this is higher income in Gabon as a result of higher revenues.

As a result of differences between the book basis attributable to leasehold costs incurred in connection with the PSC Extension and the tax basis in these costs, a deferred tax liability of $18.6 million should have been recorded in the third quarter of 2018.  To correct this error, VAALCO recorded an adjustment as of September  30, 2018 through a restatement, which resulted in an increase in capitalized oil and natural gas property costs of $18.6 million and a decrease in deferred tax assets of $18.6 million.  This correction only impacted long-term assets and had no impact on cash, total assets or working capital in the Company’s consolidated balance sheet.  This correction also had no impact on the unaudited consolidated statements of income or cash flows for the periods ended September 30, 2018.  Additional information regarding these accounting entries can be found in the Company’s Form 8-K that was filed today.

Hedging

In order to limit VAALCO’s commodity price risk, in 2018 the Company entered into commodity swaps at a Dated Brent weighted average of $74.00 per barrel for the period from June 2018 through June 2019 for a quantity of approximately 400,000 barrels.   The Company recorded a  gain of $6.3 million related to the swaps during the fourth quarter of 2018 which was comprised of a $5.6 million non-cash mark-to-market gain.  The derivative gain was included in “Other, net” in the Consolidated Statements of Operations.

Year-End 2018 Reserves

VAALCO’s proved reserves at December 31, 2018 have increased by 76% to 5.4 MMBO consisting of 3.4 MMBO of proved developed reserves and 2.0 MMBO of proved undeveloped reserves. The Company’s reserves were fully engineered by its third-party independent reserve consultant, Netherland, Sewell & Associates, Inc., who has provided annual independent estimates of VAALCO’s year-end reserves for over 15 years. In 2018, the Company replaced 270% of production by adding a total of 3.7 MMBO of proved reserves including 2.2 MMBO of proved reserves additions as a result of extending the Etame Marin PSC in Gabon. VAALCO also added 1.1 MMBO of proved reserves as a result of improved reservoir performance and another 0.4 MMBO of proved reserves as a result of higher oil pricing. Year-end probable reserves have also increased by 3.4 MMBO resulting in year-end 2018 proved and probable (“2P”) reserves of 9.7 MMBO, an increase of 144% versus year-end 2017.  This reserve growth occurred despite no capital being spent on drilling new wells in 2018. VAALCO’s proved and probable reserves are 100% oil attributable to the Etame Marin Permit area offshore Gabon.

The PV-10 value of VAALCO’s proved reserves at year-end 2018, utilizing SEC pricing of $70.83 per barrel of oil (average of monthly Brent prices on the first of each month for calendar year 2018), nearly quadrupled to $80.1 million from $22.5 million at December 31, 2017. The PV-10 value of VAALCO’s 2P reserves at year-end

2018 utilizing SEC pricing increased by nearly $100 million to $131.9 million from $33.9 million at year-end 2017.

Year End 2018 Proved Reserves	MMBO
Proved Reserves at December 31, 2017	3.0
2018 Production	(1.4)
Additions associated with the PSC Extension	2.3
Revisions of previous estimates	1.5
Proved Reserves at December 31, 2018	5.4

Probable reserves (MBbls)	4.3
Total proved and probable reserves (MBbls)	9.7

Capital Investments/Balance Sheet

For the full year 2018, cash basis capital expenditures totaled $14.1 million, primarily related to the $11.8 million signing bonus paid in connection with the PSC Extension.

At the end of the fourth quarter, VAALCO had an unrestricted cash balance of $33.4 million.  The unrestricted cash balance included $0.3 million of cash attributable to non-operating joint venture owner advances.  This does not include an additional $0.8 million in restricted cash (related primarily to deposits in Gabon) classified as current assets or the additional $0.9 million of restricted cash classified as long term.  Working capital from continuing operations at December 31, 2018 totaled $29.7 million.  Working capital included an $11.6 million trade receivable due from oil sales in December 2018 that had not been converted to cash at year-end.  Cash receipts from the trade receivable were received in January 2019.

2019 Guidance

VAALCO currently estimates full year 2019 production to be between 3,300 and 3,900 BOPD, with production during the first quarter of 2019 forecasted between 3,500 and 3,800 BOPD. Sales volumes for 2019 are currently estimated to average 3,400 to 3,800 BOPD. VAALCO’s production expense guidance (excluding workovers) for full year 2019 is $36 to $42 million or $26.00 to $30.00 per barrel, with production expense for the first quarter of 2019 projected to be between $9 and $10 million or $26.00 to $30.00 per barrel. The Company forecasts between $9 and $10 million in cash G&A expense for full year 2019.

The Company is forecasting that the 2019 drilling program, which will include up to three development wells and two appraisal wellbores, will be funded by cash on hand and cash generated from operations. The current estimated net capital expenditure range for 2019 primarily associated with this drilling program is $20 million to $25 million. For the first quarter of 2019, VAALCO expects to spend minimal capital expenditures on some long-lead items and maintenance capital, with a range of $3 million to $4 million.

For 2019, the Company estimates that its operational cash flow breakeven is about $37 per barrel of oil sales while its corporate cash flow breakeven, excluding capital expenditures, is about $47 per barrel of oil sales.  At $60 realized prices, VAALCO realizes $19.60 per barrel in operational margin and $11.00 per barrel in corporate cash flow.  At $70 realized prices, VAALCO realizes $28.10 per barrel in operational margin and $19.50 per barrel in free cash flow.  The Company estimates that each $5 increase in realized oil price increases annual cash flow by approximately $6 million.

Investor Presentation

The Company will post an updated investor presentation tomorrow morning before its conference call in the Investor Relations and Media sections of its website at www.vaalco.com.

Conference Call

As previously announced, the Company will hold a conference call to discuss its fourth quarter financial and operating results tomorrow March 7, 2019, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). Interested parties may participate by dialing (844) 841-1668.  International parties may dial (661) 378-9859.  The confirmation code is 7395109.  This call will also be webcast on VAALCO’s website at www.vaalco.com.  An archived audio replay will be available on VAALCO’s website.

Forward Looking Statements

This document includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this document that address activities, events, plans, expectations, objectives or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements may include amounts due in connection with the Company’s withdrawal from Angola, expected sources of future capital funding and future liquidity, future operating losses, future changes in oil and natural gas prices, future strategic alternatives, capital expenditures, future drilling plans, prospect evaluations, negotiations with governments and third parties, timing of the settlement of Gabon income taxes, expectations regarding processing facilities, production, sales and financial projections, reserve growth, and other issues related to VAALCO’s exit from Angola.  These statements are based on assumptions made by VAALCO based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO's control.  These risks include, but are not limited to, oil and gas price volatility, inflation, general economic conditions, the Company's success in discovering, developing and producing reserves, production and sales differences due to timing of liftings, decisions by future lenders, the risks associated with liquidity, the risk that the negotiations with the government of the Republic of Angola will be unsuccessful, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign regulatory and operational risks, and regulatory changes.  These and other risks are further described in VAALCO's annual report on Form 10-K for the year ended December 31, 2018, which it expects will be filed soon,  but not later than March 18, 2019, and other reports filed with the SEC which can be reviewed at http://www.sec.gov, or which can be received by contacting VAALCO at 9800 Richmond Avenue, Suite 700, Houston, Texas 77042, (713) 623-0801.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

About VAALCO

VAALCO Energy, Inc. is a Houston, Texas based independent energy company principally engaged in the acquisition, exploration, development and production of crude oil. VAALCO’s strategy is to increase reserves and production through the development and exploitation of international oil and natural gas properties. The Company's properties and exploration acreage are located primarily in Gabon and Equatorial Guinea in West Africa.

Supplemental Non-GAAP Financial Measure

PV-10 and Probable Reserves

PV-10 is a non-GAAP financial measure and represents the period-end present value of estimated future cash inflows from VAALCO’s reserves, less future development and production costs, discounted at 10% per annum to reflect timing of future cash flows and using SEC pricing assumptions in effect at the end of the period. PV-10 generally differs from standardized measure, the most directly comparable GAAP financial measure, because it does not include the effects of income taxes. PV-10 is a widely used measure within the industry and is commonly used by securities analysts, banks and credit rating agencies to evaluate the estimated future net cash flows from proved reserves on a comparative basis across companies or specific properties. VAALCO’s PV-10 is the same as its standardized measure for the periods presented herein.  Neither PV-10 nor the standardized measure purports to represent the fair value of the Company’s oil and natural gas reserves.

VAALCO has provided summations of its proved and probable reserves and summations of its PV-10 for its proved and probable reserves in this press release. The SEC strictly prohibits companies from aggregating proved, probable and possible reserves in filings with the SEC due to the different levels of certainty associated with each reserve category. GAAP does not provide a measure of estimated future net cash flows for reserves other than proved reserves. Investors should be cautioned that estimates of PV-10 of probable reserves, as well as the underlying volumetric estimates, are inherently more uncertain of being recovered and realized than comparable measures for proved reserves.  Further, because estimates of probable reserve volumes have not been adjusted for risk due to this uncertainty of recovery, their summation may be of limited use. Nonetheless, VAALCO believes that PV-10 estimates for probable reserves present useful information for investors about the future net cash flows of its reserves in the absence of a comparable GAAP measure such as standardized measure.

Investor Contact

Phil Patman    713-623-0801

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Balance Sheets

(unaudited)

(in thousands, except share and per share amounts)

	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$33,360	$19,669
Restricted cash	804	842
Receivables:
Trade	11,907	3,556
Accounts with joint venture owners, net of allowance of $0.5 million for both years presented	949	3,395
Other	1,398	100
Crude oil inventory	785	3,263
Prepayments and other	6,301	2,791
Current assets - discontinued operations	3,290	2,836
Total current assets	58,794	36,452
Oil and natural gas properties and equipment - successful efforts method:
Wells, platforms and other production facilities	409,487	389,935
Work-in-progress	519	—
Undeveloped acreage	23,771	10,000
Equipment and other	9,552	9,432
	443,329	409,367
Accumulated depreciation, depletion, amortization and impairment	(390,605)	(386,146)
Net oil and natural gas properties, equipment and other	52,724	23,221
Other noncurrent assets:
Restricted cash	920	967
Value added tax and other receivables, net of allowance of $2.0 million and $6.5 million, respectively	2,226	6,925
Deferred tax assets	40,077	1,260
Abandonment funding	11,571	10,808
Total assets	$166,312	$79,633

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$8,083	$11,584
Accounts with joint venture owners	304	—
Accrued liabilities and other	14,138	12,991
Foreign taxes payable	3,274	—
Current portion of long term debt	—	6,666
Current liabilities - discontinued operations	15,245	15,347
Total current liabilities	41,044	46,588
Asset retirement obligations	14,816	20,163
Other long term liabilities	625	284
Long term debt, excluding current portion, net	—	2,309
Total liabilities	56,485	69,344
Commitments and contingencies
Shareholders’ equity:
Preferred stock, none issued, 500,000 shares authorized, $25 par value	—	—
Common stock, $0.10 par value; 100,000,000 shares authorized, 67,167,994 and 66,443,971 shares issued, 59,595,742 and 58,862,876 shares outstanding, respectively	6,717	6,644
Additional paid-in capital	72,358	71,251
Less treasury stock, 7,572,251 and 7,581,095 shares, respectively, at cost	(37,827)	(37,953)
Retained earnings (deficit)	68,579	(29,653)
Total shareholders' equity	109,827	10,289
Total liabilities and shareholders' equity	$166,312	$79,633

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Statements of Operations

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended			Year Ended
	December 31, 2018	December 31, 2017	September 30, 2018	December 31, 2018	December 31, 2017
Revenues:
Oil and natural gas sales	$27,606	$17,156	$25,266	$104,943	$77,025
Operating costs and expenses:
Production expense	9,157	11,549	7,481	40,415	39,697
Exploration expense	2	3	—	14	7
Depreciation, depletion and amortization	2,307	918	1,130	5,596	6,457
Gain on revision of asset retirement obligations	—	—	(3,325)	(3,325)	—
General and administrative expense	976	1,723	2,811	11,398	10,377
Bad debt (recovery) expense and other	(9)	220	(157)	(77)	452
Total operating costs and expenses	12,433	14,413	7,940	54,021	56,990
Other operating income (expense), net	33	(248)	(6)	365	(84)
Operating income	15,206	2,495	17,320	51,287	19,951
Other income (expense):
Interest expense, net	128	(306)	111	(145)	(1,414)
Other, net	6,516	2,684	(1,029)	4,332	2,113
Total other income (expense)	6,644	2,378	(918)	4,187	699
Income from continuing operations before income taxes	21,850	4,873	16,402	55,474	20,650
Income tax expense (benefit)	11,346	1,339	(62,224)	(43,254)	10,378
Income from continuing operations	10,504	3,534	78,626	98,728	10,272
Loss from discontinued operations	(80)	(103)	(21)	(496)	(621)
Net income	$10,424	$3,431	$78,605	$98,232	$9,651

Basic net income (loss) per share:
Income from continuing operations	$0.17	$0.06	$1.31	$1.65	$0.17
Loss from discontinued operations	0.00	0.00	0.00	(0.01)	(0.01)
Net income per share	$0.17	$0.06	$1.31	$1.64	$0.16
Basic weighted average shares outstanding	59,547	58,819	59,481	59,248	58,717
Diluted net income (loss) per share:
Income from continuing operations	$0.17	$0.06	$1.28	$1.63	$0.17
Loss from discontinued operations	0.00	0.00	0.00	(0.01)	(0.01)
Net income per share	$0.17	$0.06	$1.28	$1.62	$0.16
Diluted weighted average shares outstanding	60,445	58,819	60,818	59,997	58,720

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(unaudited)

(in thousands)

	Year Ended December 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$98,232	$9,651
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Loss from discontinued operations	496	621
Depreciation, depletion and amortization	5,596	6,457
Gain on revision of asset retirement obligations	(3,325)	—
Other amortization	417	369
Deferred taxes	(56,907)	(1,260)
Unrealized foreign exchange (gain) loss	834	(576)
Stock-based compensation	2,306	1,098
Commodity derivatives (gain) loss	(3,520)	1,032
Cash settlements (paid)/received on matured derivative contracts, net	(744)	195
Bad debt (recovery) expense	(77)	452
Other operating (income) loss, net	(570)	84
Operational expenses associated with equipment and other	1,604	1,189
Change in operating assets and liabilities:
Trade receivables	(8,351)	3,195
Accounts with joint venture owners	2,747	(108)
Other receivables	(1,330)	(43)
Crude oil inventory	2,478	(2,350)
Prepayments and other	420	1,646
Value added tax and other receivables	(777)	(3,025)
Accounts payable	(3,409)	(7,297)
Foreign taxes payable	2,751	—
Accrued liabilities and other	(643)	2,050
Net cash provided by (used in) continuing operating activities	38,228	13,380
Net cash provided by (used in) discontinued operating activities	(1,052)	(4,423)
Net cash provided by (used in) operating activities	37,176	8,957
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions	—	64
Property and equipment expenditures	(14,127)	(1,813)
Proceeds from the sale of oil and gas properties	—	250
Net cash used in continuing investing activities	(14,127)	(1,499)
Net cash used in discontinued investing activities	—	—
Net cash used in investing activities	(14,127)	(1,499)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuances of common stock	544	39
Treasury shares	(58)	(20)
Debt repayment	(9,166)	(10,001)
Borrowings	—	4,167
Net cash used in continuing financing activities	(8,680)	(5,815)
Net cash used in discontinued financing activities	—	—
Net cash used in financing activities	(8,680)	(5,815)
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	14,369	1,643
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF YEAR	32,286	30,643
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF YEAR	$46,655	$32,286

VAALCO ENERGY, INC AND SUBSIDIARIES

Selected Financial and Operating Statistics

(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2018	December 31, 2017	September 30, 2018	December 31, 2018	December 31, 2017
NET SALES DATA:
Oil (MBbls)	401	280	329	1,442	1,423
Average daily sales volumes (bbls/day)	4,359	3,043	3,576	3,951	3,899
NET PRODUCTION DATA
Oil (MBbls)	342	364	379	1,369	1,518
Average daily production volumes (bbls/day)	3,717	3,957	4,120	3,751	4,159

AVERAGE SALES PRICES:
Oil ($/Bbl)	$64.52	$59.89	$75.40	$70.32	$52.58
COSTS AND EXPENSES (PER BOPD OF SALES):
Production expense	$22.84	$41.25	$22.74	$28.03	$27.90
Production expense, excluding workovers*	23.84	29.12	22.93	25.04	25.37
Depreciation, depletion and amortization	5.75	3.28	3.43	3.88	4.54
General and administrative expense**	2.43	6.15	8.54	7.90	7.29
Property and equipment expenditures, cash basis (in thousands)	$922	$513	$12,229	$14,127	$1,813

*Workover costs excluded from the three months ended December 31, 2018, December 31, 2017 and September 30, 2018 are $ (0.4) million, $3.4 million and $ (0.1) million.

**General and administrative expenses include $ (3.71),  $ 0.59 and $2.96 barrel of oil of non-cash stock-based compensation expense in the three months ended December 31, 2018,  December 31, 2017 and September 30, 2018.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDAX is a supplemental non-GAAP financial measure used by VAALCO’s management and by external users of the Company’s financial statements, such as industry analysts, lenders, rating agencies, investors and others who follow the industry as an indicator of the Company’s ability to internally fund exploration and development activities and to service or incur additional debt. Adjusted EBITDAX is a non-GAAP financial measure and as used herein represents net income before discontinued operations, interest income (expense) net, income tax expense, depletion, depreciation and amortization, impairment of proved properties, exploration expense, non-cash and other items including stock compensation expense and commodity derivative loss.

Adjusted EBITDAX has significant limitations, including that it does not reflect the Company’s cash requirements for capital expenditures, contractual commitments, working capital or debt service. Adjusted EBITDAX should not be considered as a substitute for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDAX excludes some, but not all, items that affect net income (loss) and operating income (loss) and these measures may vary among other companies. Therefore, the Company’s Adjusted EBITDAX may not be comparable to similarly titled measures used by other companies.

The tables below reconcile the most directly comparable GAAP financial measures to Adjusted EBITDAX, Adjusted Income from Continuing Operations and Working Capital from Continuing Operations.

VAALCO ENERGY, INC AND SUBSIDIARIES

Reconciliations of Non-GAAP Measures

(Unaudited)

(in thousands)

	Three Months Ended					Year Ended
Reconciliation of Net income to Adjusted EBITDAX	December 31, 2018	December 31, 2017		September 30, 2018		December 31, 2018	December 31, 2017
Net income	$10,424		$3,431		$78,605	$98,232	$9,651
Add back:
Impact of discontinued operations	80		103		21	496	621
Interest expense (income), net	(128)		306		(111)	145	1,414
Income tax expense (benefit)	11,346		1,339		(62,224)	(43,254)	10,378
Depreciation, depletion and amortization	2,307		918		1,130	5,596	6,457
Exploration expense	2		3		—	14	7
Non-cash or unusual items:
Stock-based compensation	(1,486)		165		973	2,306	1,098
Accrued liabilities reversal	—		(2,614)		—	—	(2,614)
Commodity derivative (gain) loss	(5,584)		61		1,065	(3,520)	1,032
Equipment recovery (disposal)	(33)	—	—	—	6	(365)	—
Gain on revision of asset retirement obligation	—		—		(3,325)	(3,325)	—
Bad debt expense (recovery) and other	(9)		220		(157)	(77)	452
Adjusted EBITDAX	$16,919		$3,932		$15,983	$56,248	$28,496

	Three Months Ended			Year Ended
Reconciliation of Income from Continuing Operations to Adjusted Income from Continuing Operations	December 31, 2018	December 31, 2017	September 30, 2018	December 31, 2018	December 31, 2017
Income from continuing operations	$10,504	$3,534	78,626	$98,728	$10,272
Adjustment for discrete items
Deferred income tax expense (benefit)	9,284	(1,260)	(66,191)	(56,907)	(1,260)
Gain on revision of asset retirement obligations	—	—	(3,325)	(3,325)	—
Adjusted income from continuing operations	$19,788	$2,274	$9,110	$38,496	$9,012

	December 31,
Reconciliation of changes in working capital from continuing operations	2018	2017	Change
Current assets	$55,504	$33,616	$21,888
Current liabilities	25,799	31,241	(5,442)
Working capital from continuing operations (1)	$29,705	$2,375	$27,330
(1)	Excludes current assets and current liabilities attributable to discontinued operations.